===============================================================================
                            SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                                 Netopia, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:
     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:
     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:
     -------------------------------------------------------------------------

     (5) Total fee paid:
     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:
     -------------------------------------------------------------------------

     (3) Filing Party:
     -------------------------------------------------------------------------

     (4) Date Filed:
     -------------------------------------------------------------------------

Notes:

[LOGO] NETOPIA SMALL
December 28, 2001

Netopia, Inc.
2470 Mariner Square Loop
Alameda, California 94501

                     NOTICE OF ANNUAL STOCKHOLDER MEETING

   Notice is hereby given that the Annual Stockholder Meeting of Netopia, Inc. (the "Company"), will be held on January 30, 2002, at 10:00 a.m. local time, at 2470 Mariner Square Loop, Alameda, California 94501 for the following purposes:

    1. To elect five (5) directors to serve until the 2003 Annual Stockholder Meeting or until their successors have been elected and qualified or until their earlier resignation, death or removal.

    2. To approve the Company's 2002 Equity Incentive Plan and to authorize 750,000 shares of Common Stock for issuance under the plan as described in the accompanying proxy statement.

    3. To approve an amendment to the Company's Employee Stock Purchase Plan to increase the number of shares of Common Stock available for issuance under the plan by 650,000 shares.

    4. To ratify the appointment of KPMG LLP as independent auditors of the Company.

    5. To transact such other business as may properly be brought before the meeting.

   The foregoing items of business are more fully described in the attached Proxy Statement.

   Stockholders of record at the close of business on December 14, 2001 are the only stockholders entitled to notice of, and to vote at, the Annual Stockholder Meeting and at any adjournment or postponements thereof. A list of such stockholders will be available for inspection at the Company's headquarters located at 2470 Mariner Square Loop, Alameda, California, during ordinary business hours for the ten-day period prior to the Annual Stockholder Meeting.

                                          By Order of the Board of Directors,

                                          /s/ DAVID A. KADISH
                                          David A. Kadish
                                          Senior Vice President, General
                                            Counsel and Secretary

Alameda, California
December 28, 2001

                                   IMPORTANT

     Whether or not you plan to attend the annual meeting, please complete, sign, date and promptly return your proxy in the postage-paid envelope provided for your convenience; or you may vote telephonically or via the internet in accordance with the instructions on your proxy card. You may revoke your proxy at any time prior to the annual meeting. If you decide to attend the annual meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

[LOGO] NETOPIA SMALL
                                 Netopia, Inc.
                           2470 Mariner Square Loop
                           Alameda, California 94501

                               -----------------

                                PROXY STATEMENT
                      FOR THE ANNUAL STOCKHOLDER MEETING
                        To be held on January 30, 2002

   These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors of Netopia, Inc., a Delaware corporation (the "Company" or "Netopia"), for use at the Annual Stockholder Meeting to be held on Wednesday, January 30, 2002, at 10:00 a.m. local time or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Stockholder Meeting. The meeting will be held at the Company's offices at 2470 Mariner Square Loop, Alameda, California. The Company's telephone number is
(510) 814-5100. The date of this Proxy Statement is December 28, 2001, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.

                              GENERAL INFORMATION

   Annual Report. An annual report for the fiscal year ended September 30, 2001 is enclosed with this Proxy Statement.

   Voting Securities. The Company's Common Stock ("Common Stock") is the only type of security entitled to vote at the Annual Stockholder Meeting. On December 14, 2001, the record date for the determination of stockholders entitled to vote at the Annual Stockholder Meeting, there were 18,114,924 shares of Common Stock issued and outstanding. Each stockholder of record on December 14, 2001 will be entitled to one vote for each share of Common Stock held by such stockholder on December 14, 2001. Shares of Common Stock may not be voted cumulatively. All votes will be tabulated by the inspector of elections appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

   Stockholders may vote in person or by proxy. The Company's bylaws provide that a majority of all of the shares of the Common Stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Stockholder Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum.

   Solicitation of Proxies. The cost of soliciting proxies will be borne by the Company. In addition to soliciting holders by mail through its regular employees, the Company will request banks and brokers, and other custodians, nominees and fiduciaries to forward copies of the proxies and other soliciting materials to persons for whom they hold shares of Common Stock and to request authority for the exercise of proxies and will reimburse them for their reasonable, out-of-pocket costs. The Company may use the services of its officers, directors and others to solicit proxies, personally, by telephone or facsimile or by other means of communication, without additional compensation. The Company has also retained Georgeson Shareholder Communications to assist in the solicitation of proxies. Georgeson Shareholder Communications will receive a fee for such services of approximately $8,500, excluding out-of-pocket expenses, which will be paid by the Company.

   Voting of Proxies. Whether or not you are able to attend the Annual Stockholder Meeting, you are urged to complete and return the enclosed proxy, which is solicited by the Company's Board of Directors and which will be voted as you direct on your proxy when properly completed. Alternatively, you may dial the telephone number indicated on the enclosed proxy card to cast your vote by following the instructions given to you on the telephone or you may vote via the Internet at www.proxy.georgeson.com. In the event no directions are specified, such proxies will be voted FOR the Nominees of the Board of Directors (as set forth in Proposal No. 1), FOR Proposals No. 2, No. 3 and No. 4, and in the discretion of the proxy holders as to other matters that may properly come before the Annual Stockholder Meeting. If sufficient votes in favor of the proposals are not received by the date of the Annual Stockholder Meeting, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitations of proxies. Any such adjournment would require the affirmative vote of the majority of the outstanding shares present in person or represented by proxy at the meeting. All valid proxies received prior to the meeting will be voted. All shares represented by a proxy will be voted, and where a holder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. A holder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by delivery to the Secretary of the Company of a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the Annual Stockholder Meeting and voting in person.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth certain information, as of December 14, 2001, with respect to the beneficial ownership of Common Stock by (i) the Chief Executive Officer and the four other executive officers of the Company named in the "Executive Compensation and Other Matters -- Summary Compensation Table,"
(ii) all directors and nominees, (iii) all executive officers and directors of the Company as a group and (iv) each stockholder known by us to be the beneficial owner of more than 5% of the outstanding Common Stock. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and generally includes voting or investment power with respect to securities. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). Shares of Common Stock subject to options and warrants that are currently exercisable or are exercisable by a holder within sixty (60) days of December 14, 2001 are deemed to be beneficially owned by that holder and to be outstanding for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person's actual voting power at any particular date. Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Unless otherwise indicated, the address for each listed 5% beneficial owner is c/o Netopia, Inc., 2470 Mariner Square Loop, Alameda, California 94501.

                                                                         Shares Beneficially
                                                                              Owned (1)
                                                                         ------------------
                                                                         Currently  Percent
Name of Beneficial Owner                                                   Owned    of Class
------------------------                                                 ---------  --------
Kern Capital Management LLC (2)......................................... 2,531,600   13.98%
114 West 47 th Street, Suite 1926
New York, New York 10036
Alan B. Lefkof (3)......................................................   431,323    2.34%
Brooke A. Hauch (4).....................................................   115,042       *
David A. Kadish (5).....................................................   137,411       *
Thomas A. Skoulis (6)...................................................   206,537    1.13%
Michael P. Trupiano (7).................................................   283,049    1.54%
Reese M. Jones (8)...................................................... 1,181,126    6.50%
David C. King (9).......................................................    12,500       *
Robert Lee..............................................................         0       *
David F. Marquardt (10).................................................   113,257       *
Harold S. Wills.........................................................         0       *
All Current Directors and Executive Officers as a Group (12 persons)(11) 2,533,592   13.14%

   -----
      *  Less than 1% of the outstanding shares of Common Stock.
     (1) The number of shares of Common Stock beneficially owned includes shares issuable pursuant to stock options that may be exercised within sixty (60) days after December 14, 2001.
     (2) Based on a Form 13G filed on August 3, 2001 with the Securities and Exchange Commission by Kern Capital Management LLC.
     (3) Includes 327,584 shares issuable upon the exercise of stock options held by Alan B. Lefkof and 103,739 shares held by the Lefkof Family Trust over which Alan B. Lefkof has shared voting and investment authority.
     (4) Includes 111,814 shares issuable upon the exercise of stock options held by Brooke A. Hauch.
     (5) Includes 132,396 shares issuable upon the exercise of stock options held by David A. Kadish.
     (6) Includes 162,022 shares issuable upon the exercise of stock options held by Thomas A. Skoulis.
     (7) Includes 278,372 shares issuable upon the exercise of stock options held by Michael Trupiano.
     (8) Includes 43,771 shares issuable upon the exercise of stock options held by Reese M. Jones.
     (9) Includes 12,500 shares issuable upon the exercise of stock options held by David C. King.
    (10) Includes 43,771 shares issuable upon the exercise of stock options held by David F. Marquardt.
    (11) Includes 1,161,221 shares issuable upon the exercise of stock options held by all current executive officers and directors.

                                PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

   The directors who are being nominated for election to the Board of Directors (the "Nominees"), their ages as of September 30, 2001, their positions and offices held with the Company and certain biographical information are set forth below. The proxy holders intend to vote all proxies received by them in the accompanying form FOR the Nominees listed below unless otherwise instructed. In the event any Nominee is unable or declines to serve as a director at the time of the Annual Stockholder Meeting, the proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy. The size of the Board of Directors is currently set at six members, and will be set at five members at the time of the Annual Stockholder Meeting. As of the date of this Proxy Statement, the Board of Directors is not aware of any Nominee who is unable or will decline to serve as a director. The five Nominees receiving the highest number of affirmative votes of the shares entitled to vote at the Annual Stockholder Meeting will be elected directors of the Company to serve until the next Annual Stockholder Meeting or until their successors have been duly elected and qualified.

Vote Required and Board of Directors' Recommendation

   Directors are elected by a plurality of the affirmative votes cast by those shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Stockholder Meeting. The five Nominees for director receiving the highest number of affirmative votes will be elected. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions and broker non-votes will not be counted towards a Nominee's total. Stockholders may not cumulate votes in the election of directors.

             THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
              "FOR" ELECTION OF EACH OF THE NOMINATED DIRECTORS.

                                                                    Age First Became a Director
Name and Positions Held with the Company                            --- -----------------------
Alan B. Lefkof, President, Chief Executive Officer and Director (1) 48        August 1991
Reese M. Jones, Chairman of the Board of Directors................. 43        March 1987
Robert Lee, Director (2)........................................... 53       November 2001
David F. Marquardt, Director (2)(3)................................ 52       December 1990
Harold S. Wills, Director (2)(3)................................... 59        April 2001

   -----
   (1) Member of the Stock Option Committee.
   (2) Member of the Audit Committee.
   (3) Member of the Compensation Committee.

   Alan B. Lefkof has served as a director of Netopia since August 1991, when he joined Netopia as President. He has been Chief Executive Officer since November 1994. Prior to joining Netopia, Mr. Lefkof served as President of GRiD Systems, and as a Management Consultant at McKinsey & Company. Mr. Lefkof received a B.S. in computer science from the Massachusetts Institute of Technology in 1975 and an M.B.A. from Harvard Business School in 1977.

   Reese M. Jones, founder of Netopia, has served as Chairman of the Board of Directors of Netopia since March 1987. Mr. Jones served as Chief Executive Officer of Netopia until Mr. Lefkof was appointed Chief Executive Officer in November 1994. Mr. Jones is a private investor and business consultant who currently serves on the Board of Directors of a number of privately held companies. Mr. Jones received a B.A. in biophysics from the University of California at Berkeley in 1982.

   Robert Lee has been a director of Netopia since November 2001. Mr. Lee is a private investor and business consultant who currently serves on the Board of Directors of Interland, Inc. and CIDCO as well as a number of privately held companies and non-profit organizations. From 1972 to 1998, Mr. Lee served in various executive capacities at Pacific Bell, most recently as a corporate Executive Vice President and President of Business Communications. Mr. Lee received a B.S. in electrical engineering from University of Southern California in 1970 and an M.B.A. from University of California at Berkeley in 1972.

   David F. Marquardt has been a director of Netopia since December 1990. Mr. Marquardt is a founding General Partner of August Capital, formed in 1995, and has been a General Partner of various private venture capital partnerships since August 1980. Mr. Marquardt currently serves on the Board of Directors of Microsoft Corporation, Tumbleweed Communications and a number of privately held companies. Mr. Marquardt received a B.S. in mechanical engineering from Columbia University in 1973 and an M.B.A. from Stanford University in 1978.

   Harold S. Wills has been a director of Netopia since April 2001. Mr. Wills is a private investor and business consultant who currently serves on the Board of Directors of Metrocall, Inc. From April 1996 through October 2000, Mr. Wills served in various executive capacities at PSINet, Inc., most recently as Director, President and

Chief Operating Officer. Mr. Wills has also held senior management positions with Granada Group PLC, Xerox and IBM. Mr. Wills received a Master of Science in Business from Columbia University in 1974.

   David C. King, who has served as a director since January 2000, has notified the Company that he will not stand for re-election as a director and that he will resign from the Board effective December 31, 2001.

   During the fiscal year ended September 30, 2001, the Board held nine meetings and acted by written consent two times. No director listed above who served on the Board in fiscal year 2001 except for Mr. King attended fewer than 75% of the meetings of the Board and any committee on which he served. The Board has an Audit Committee, Compensation Committee and Stock Option Committee. The Board does not have a standing Nominating Committee.

   During the fiscal year ended September 30, 2001, the Company's Audit Committee met 4 times. The Audit Committee (i) makes recommendations to the Board regarding engagement of the Company's independent auditors, (ii) reviews the services and activities of such auditors, (iii) reviews and evaluates the Company's accounting systems, financial controls and financial personnel, (iv) monitors the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting and legal compliance, (v) monitors the independence and performance of such auditors and (vi) provides an avenue of communication among the independent auditors, management and the Board of Directors. The members of the Audit Committee during the 2001 fiscal year were David F. Marquardt, David C. King and Harold S. Wills. On November 1, 2001, David C. King resigned from the Audit Committee and Robert Lee was appointed to the Audit Committee.

   During the fiscal year ended September 30, 2001, the Compensation Committee acted by written consent five times. The Compensation Committee sets salaries and other compensation arrangements for officers and other key employees of the Company, administers the Company's stock option, stock purchase and stock bonus plans, and advises the Board on general aspects of the Company's compensation and benefit policies. For additional information concerning the Compensation Committee, see "Report of the Compensation Committee on Executive Compensation," "Executive Compensation and Other Matters" and "Compensation Committee Interlocks and Insider Participation." The members of the Compensation Committee during the 2001 fiscal year were David F. Marquardt and David C. King. On November 1, 2001, David C. King resigned from the Compensation Committee and Harold S. Wills was appointed to the Compensation Committee.

   During the fiscal year ended September 30, 2001, the Stock Option Committee acted by written consent thirteen times. The Board has delegated to the Stock Option Committee the authority to approve the grant to non-officer employees and other individuals of stock options in amounts less than 10,000 shares. The sole member of the Stock Option Committee during the 2001 fiscal year was Alan
B. Lefkof.

Compensation of Directors

   Except for grants of stock options, members of the Company's Board of Directors do not receive compensation for their services as directors, other than reimbursement of any actual travel and living expenses incurred in connection with attending meetings of the Board of Directors. Directors of the Company are eligible to receive options under the Company's 1996 Stock Option Plan and 2000 Stock Incentive Plan. The Automatic Option Grant Program, which is part of the 1996 Stock Option Plan, provides for the grant of an option to purchase 25,000 shares of Common Stock upon a nonemployee director's initial election or appointment to the Board. The Automatic Option Grant Program also provides for the grant of an option to purchase 6,000 shares of Common Stock to non-employee directors on the date of each annual stockholders meeting.

                                PROPOSAL NO. 2
                  APPROVAL OF THE 2002 EQUITY INCENTIVE PLAN

   The stockholders are being asked to vote on a proposal to approve the adoption of the Netopia, Inc. 2002 Equity Incentive Plan (the "Option Plan"). The Option Plan was adopted on December 13, 2001 subject to the approval of the stockholders and will become effective upon its adoption by the stockholders. The Company established the Option Plan as a successor to the 1996 Stock Option Plan ("Predecessor Plan") to provide a means whereby employees, directors, consultants, and independent advisors of the Company or parent or subsidiary corporations may be given an opportunity to acquire shares of Common Stock through option grants, stock awards and other equity awards. The Board of Directors believes that awards under the Option Plan play an important role in the Company's efforts to attract, employ and retain employees, directors, and consultants of outstanding ability.

   The principal terms and provisions of the Option Plan are summarized below. The summary, however, is not intended to be a complete description of all the terms of the Option Plan. The Company will furnish a copy of the Option Plan to any stockholder upon written request to the Secretary of the Company at the executive offices in Alameda, California.

Vote Required And Board Of Directors' Recommendation

   The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Stockholder Meeting, at which a quorum is present either in person or by proxy, is required for approval of this proposal. The Company's executive officers have an interest in approval of this proposal because they, along with all other individuals eligible to participate in the Option Plan, will be eligible for grants of options and other awards under the Option Plan. The proxy holders intend to vote all proxies received by them FOR the adoption of the Option Plan. Abstentions are not affirmative votes and, therefore, will have the same effect as a vote against the proposal. Broker non-votes will not be treated as entitled to vote on the matter, and thus will not affect the outcome of the voting on the proposal.

             THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
               "FOR" APPROVAL OF THE 2002 EQUITY INCENTIVE PLAN.

Summary of the 2002 Equity Incentive Plan

   Structure. The Option Plan contains the following equity incentive programs:
(i) a Discretionary Grant Program under which key employees, directors and consultants may be granted stock options to purchase shares of Common Stock or stock appreciation rights, (ii) a Stock Issuance Program under which eligible individuals may be issued shares of Common Stock directly or may receive stock units, and (iii) an Automatic Grant Program under which option grants will be made at specified intervals to the non-employee Board members. In addition, the Option Plan permits the Board to implement the following programs: a deferred compensation program under which participants may elect to have cash or stock that otherwise would be paid to such person as a result of the exercise of an option or stock appreciation right or the settlement of stock units either credited to a deferred compensation account or (if stock) converted into an equal number of stock units in order to defer receipt of such amounts and a stock fee program under which the non-employee Board members may elect to apply all or a portion of certain cash fees to the acquisition of shares of Common Stock and The Board has not considered implementing any of these programs and, in the case of the non-employee Board members, stock option grants have been the only form of compensation to date to non-employee Board members. In addition, the Automatic Grant Program would take effect only at such time as there are not sufficient shares available under the existing automatic grant program in the Predecessor Plan.

   Administration. The Compensation Committee of the Board, which is comprised of two (2) or more Board members, will administer the Option Plan. Committee members will serve for such period of time as the Board may determine. The Committee shall satisfy such requirements as may be specified by the Securities and Exchange Commission to qualify awards under the Option Plan for exemption under Rule 16b-3 under the Securities Exchange Act of 1934 and such other requirements specified under the tax laws to qualify awards under the Option Plan for the exemption under Internal Revenue Code Section 162(m). The Option Plan may also be administered with respect to optionees who are not executive officers or directors subject to the short-swing profit rules of the Federal securities laws by a secondary committee comprised of one or more Board members.

   The Committee (or secondary committee to the extent acting as plan administrator) has full authority (subject to the express provisions of the Option Plan) to determine the eligible individuals who are to receive awards under the Option Plan, the number of shares to be covered by each granted option or other award, the date or dates on which the option or award is to vest, the maximum term for which the option or award is to remain outstanding, whether an option will be an incentive stock option ("Incentive Option") that satisfies the requirements of Code section 422 or a non-statutory option not intended to meet such requirements, and the remaining provisions of the award.

   Eligibility. Employees (including officers), directors, consultants and independent contractors who render services to the Company or its subsidiary corporations (whether now existing or subsequently established) are eligible to receive awards under the Option Plan.

   As of December 14, 2001, approximately 330 persons (including 7 officers and 5 directors) were eligible to participate in the Option Plan.

   Securities Subject to Option Plan. The initial number of shares of Common Stock which may be issued under the Option Plan is 750,000 shares. The number of shares of Common Stock available for issuance under the Option Plan will automatically increase on the first trading day of each calendar year beginning 2003 by an amount equal to four and three-quarter percent (4.75%) of the shares of Common Stock outstanding on December 31 of the immediately preceding calendar year, provided, however, that no such automatic annual increase may exceed 1,000,000 shares.

   No one person participating in the Option Plan may receive options or stock appreciation rights under the Option Plan for more than 750,000 shares of Common Stock in any two calendar year period beginning with the two-year period commencing January 1, 2002.

   Should an option expire or terminate for any reason prior to exercise in full, the shares subject to the portion of the option not so exercised will be available for subsequent awards under the Option Plan. If restricted shares or shares issued upon exercise of options are forfeited and if stock units or stock appreciation rights are forfeited or terminate before being exercised, such shares will be available for subsequent awards under the Option Plan. If stock units or stock appreciation rights are settled, then only the actual number of shares of Common Stock actually issued in settlement shall reduce the number of shares available for future awards under the Option Plan.

Discretionary Option Grant Program

   Price and Exercisability. The option exercise price per share in the case of an Incentive Option may not be less than one hundred percent (100%) of the fair market value of the Common Stock on the grant date and, in the case of a non-statutory option, eighty-five percent (85%) of the fair market value of the Common Stock on the grant date. Options granted under the Option Grant Program become exercisable at such time or times and during such period as the Committee may determine and set forth in the instrument evidencing the option grant.

   The exercise price may be paid in cash or in shares of Common Stock. Options may also be exercised through a same-day sale program or exercise and pledge program through a designated brokerage firm. The Committee may also assist any optionee (including an officer or director) in the exercise of his or her outstanding options by authorizing a Company loan to the optionee. The Committee will establish the terms and conditions of any such loan in its sole discretion.

   No optionee is to have any stockholder rights with respect to the option shares until the optionee has exercised the option, paid the exercise price and become a holder of record of the shares. Options are not assignable or transferable other than by will or the laws of descent and distribution, and during the optionee's lifetime, the option may be exercised only by the optionee.

   Termination of Service. Any option held by the optionee at the time of cessation of service will not remain exercisable beyond the designated post-service exercise period. Under no circumstances, however, may any option be exercised after the specified expiration date of the option term. Each such option will normally, during such limited period, be exercisable only to the extent of the number of shares of Common Stock in which the optionee is vested at the time of cessation of service. The Committee has complete discretion to extend the period following the optionee's cessation of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee's actual cessation of service.

   The shares of Common Stock acquired upon the exercise of one or more options may be subject to repurchase by the Company at the original exercise price paid per share upon the optionee's cessation of service prior to vesting in such shares. The Committee has complete discretion in establishing the vesting schedule to be in effect for any such unvested shares and may cancel the Company's outstanding repurchase rights with respect to those shares at any time, thereby accelerating the vesting of the shares subject to the canceled rights.

   Incentive Options. Incentive Options may only be granted to individuals who are employees of the Company or its parent or subsidiary corporation. During any calendar year, the aggregate fair market value (determined as of the grant date(s)) of the Common Stock for which one or more options granted to any employee under the Option Plan (or any other option plan of the Company or its parent or subsidiary corporations) may for the first time become exercisable as incentive stock options under section 422 of the Code shall not exceed $100,000.

   Stock Appreciation Rights. The Committee is authorized to issue stock appreciation rights under the Option Plan. Stock appreciation rights provide the holders with the right to settle the award for an appreciation distribution from the Company equal in amount to the excess of (a) the fair market value of the shares of Common Stock underlying the right over (b) the applicable exercise price payable for such rights. Such appreciation distribution may, at the discretion of the Committee, be made in cash or in shares of Common Stock. The Committee may specify the exercise price for the stock appreciation right, the number of shares of Common Stock to which the right pertains, the term of the right and when all or any installment is to become exercisable.

Stock Issuance Program

   Restricted Shares. Shares may be issued or sold under the Stock Issuance Program at a price per share not less than eighty-five percent (85%) of fair market value, payable in cash or through a promissory note payable to the Company. Shares may also be issued solely as a bonus for past services.

   The issued shares may either be immediately vested upon issuance or subject to a vesting schedule tied to the performance of service or the attainment of performance goals. The Committee will, however, have the discretionary authority at any time to accelerate the vesting of any and all unvested shares outstanding under the Option Plan.

   Stock Units. The Committee is authorized to issue stock units under the Option Plan. Stock units provide the holders with the right to receive a distribution from the Company based on the fair market value of a designated number of shares of Common Stock or performance factors. Such distribution may, at the discretion of the Committee, be made in cash or in shares of Common Stock. Stock units may be settled in a lump sum or in installments. The Committee may specify the number of shares of Common Stock to which the stock unit pertains, the term of the stock unit and the vesting conditions (if any) applicable to the stock unit. The holders of stock units shall have no voting rights but may, at the Committee's discretion, carry a right to a dividend equivalent payable in cash. Stock units may be granted in consideration of a reduction in the recipient's other compensation.

Automatic Grant Program

   Under the Automatic Option Grant Program, which would take effect only at such time as there are not sufficient shares available under the existing automatic grant program in the Predecessor Plan, non-employee Board members will receive option grants at specified intervals over their period of Board service. These special grants may be summarized as follows:

   . Each individual who becomes a non-employee Board member after the date the Automatic Option Grant Program takes effect, whether through election by the stockholders or appointment by the Board, will automatically be granted, at the time of such initial election or appointment, a non-statutory stock option to purchase 25,000 shares of Common Stock. A Board member who was previously in the employ of the Company shall not be eligible for an initial grant.

   . On the date of each Annual Stockholders Meeting beginning with the first annual meeting after the date the Automatic Option Grant Program takes effect, each individual who continues to serve as a non-employee Board member will receive an additional grant of a non-statutory stock option under the Option Plan to purchase 6,000 shares of Common Stock, provided such individual has not received an initial option in that same calendar year.

   Each option grant under the Automatic Option Grant Program will be subject to the same terms and conditions, which are summarized below.

      A. The option price per share will be equal to the fair market value per share of Common Stock on the automatic grant date and each option will have a maximum term of ten years from the grant date. Each initial automatic option grant will become exercisable for the option shares in four annual installments over the optionee's period of continued Board service beginning one year from the grant date. Each annual option grant shall become exercisable in full upon the optionee's completion of one year of Board service measured from the grant date.

      B. The option will remain exercisable for a 12-month period following the optionee's termination of service as a Board member for any reason and may be exercised following the Board member's death by the personal representatives of the optionee's estate or the person to whom the grant is transferred by the optionee's will or the laws of inheritance. In no event, however, may the option be exercised after the expiration date of the option term. During the applicable exercise period, the option may not be exercised for more than the number of shares (if any) for which it is exercisable at the time of the optionee's cessation of Board service.

      C. The option shares will become fully vested in the event of a Corporate Transaction (as defined below). The option shares will become fully vested in the event of the optionee's cessation of Board service by reason of death or permanent disability.

      D. Option grants under the Automatic Option Grant Program will be made in strict compliance with the express provisions of that program. The remaining terms and conditions of the option will in general conform to the terms described above for option grants under the Discretionary Option Grant Program and will be incorporated into the option agreement evidencing the automatic grant.

General Provisions

   Corporate Transaction. Upon a Corporate Transaction (as defined below), each outstanding option under the Option Plan shall either be assumed by the successor corporation (or parent) or be replaced with a comparable option to purchase shares of the capital stock of the successor corporation (or parent). If not assumed, each outstanding option shall, immediately prior to the effective date of the Corporate Transaction, become fully exercisable for all of the shares at the time subject to such option and, immediately following the consummation of the Corporate Transaction, terminate and cease to be exercisable. The Committee has the discretion to accelerate the exercisability of outstanding options and awards under the Option Plan. The acceleration of options in the event of a Corporate Transaction may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal or other efforts to gain control of the Company.

   A Corporate Transaction includes the following transactions ("Corporate Transaction"):

      (i) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (a) the continuing or surviving entity and
   (b) any direct or indirect parent corporation of such continuing or surviving entity;

      (ii) The sale, transfer or other disposition of all or substantially all of the Company's assets;

      (iii) A change in the composition of the Board, as a result of which fewer than 50% of the incumbent directors are directors who either (i) had been directors of the Company on the date 36 months prior to the date of the event that may constitute a Corporate Transaction (the "original directors") or (ii) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved; or

      (iv) Any transaction as a result of which any person is the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company's then outstanding voting securities. For purposes of this Paragraph (iv), the term "person" shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a Parent or Subsidiary and (ii) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company. A transaction shall not constitute a Corporate Transaction if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transaction.

   Valuation. For purposes of establishing the exercise price and for all other valuation purposes under the Option Plan, the fair market value of a share of Common Stock on any relevant date will be the closing price per share of Common Stock on that date, as such price is reported on the Nasdaq National Market System. The closing price of the Common Stock on December 14, 2001 was $6.20 per share.

   Changes in Capitalization. In the event any change is made to the Common Stock issuable under the Option Plan by reason of any stock split, stock dividend, combination of shares, exchange of shares, or other change affecting the outstanding Common Stock as a class without the Company's receipt of consideration, appropriate adjustments will be made to (i) the maximum number and/or class of securities issuable under the Option Plan, (ii) the maximum number and/or class of securities for which any one person may be granted options or stock appreciation rights in each two calendar years, (iii) the maximum number and/or class of securities for which the share reserve is to increase automatically each year, and (iv) the number and/or class of securities and the exercise price per share in effect under each outstanding option or award in order to prevent the dilution or enlargement of benefits thereunder.

   Each outstanding option that is assumed in connection with a Corporate Transaction will be appropriately adjusted to apply and pertain to the number and class of securities that would otherwise have been issued, in consummation of such Corporate Transaction, to the option holder had the option been exercised immediately prior to the Corporate Transaction. Appropriate adjustments will also be made to the option price payable per share and to the class and number of securities available for future issuance under the Option Plan on both an aggregate and a per-participant basis.

   Option Plan Amendments. The Board may, at any time and for any reason, amend or terminate the Option Plan. An amendment of the Option Plan shall be subject to the approval of the Company's stockholders only to the extent required by applicable laws, regulations or rules. The termination of the Option Plan, or any amendment thereof, shall not affect any award previously granted under the Option Plan.

   As of December 14, 2001, options covering 3,830,357 shares were outstanding under the Predecessor Plan and the 2000 Stock Incentive Plan and 1,586,580 shares have been issued under such plans. If the adoption of the Option Plan as set forth in this Proposal No. 2 is approved, options will continue to be granted under the Predecessor Plan until no additional shares remain available for issuance. As of December 14, 2001, there are approximately 2,594,372 shares available for issuance under the Predecessor Plan, of which the Company previously has agreed to grant 1,341,380 no later than December 31, 2001 in exchange for options previously cancelled.

New Plan Benefits and Option Grant Table

   Because the Option Plan is discretionary, benefits to be received by individual optionees are not determinable. The table below shows, as to each of the executive officers named in the Summary Compensation Table and the various indicated individuals and groups, the number of shares of Common Stock for which options have been granted under the Company's existing option plans for the one (1)-year period ending September 30, 2001 plus the period through November 30, 2001. No direct stock issuances have been made under the Option Plan to date.

                                                                                            Number of
Name and Position                                                                         Option Shares
-----------------                                                                         -------------
Alan B. Lefkof, President and Chief Executive Officer....................................     150,000(1)
Brooke A. Hauch, Senior Vice President and Chief Information Officer.....................      65,000(1)
David A. Kadish, Senior Vice President, General Counsel and Secretary....................     250,000(1)
Thomas A. Skoulis, Senior Vice President and General Manager, Web Platforms..............     110,000(1)
Michael P. Trupiano Senior Vice President and General Manager, Internet Equipment........     232,000(1)
Executive Officers as a group (7 persons)................................................     985,000(1)
Non-employee directors as a group (4 persons)............................................     105,500
All employees, including current officers who are not executive officers, as a group (443
  persons)...............................................................................   3,304,750(2)

--------
(1) Includes the following number of options for each Named Officer granted in January 2001 and which expired by their terms on June 30, 2001 after the Company terminated its merger agreement with Proxim, Inc.: Mr. Lefkof, 100,000 options; Ms. Hauch, 40,000 options; Mr. Kadish, 170,000 options; Mr. Skoulis, 60,000 options; Mr. Trupiano, 170,000; and all executive officers as a group (7 persons), 578,000 options.
(2) Includes 1,222,000 options granted in January 2001 and which expired by their terms on June 30, 2001 after the Company terminated its merger agreement with Proxim, Inc.

Federal Income Tax Consequences of Options Granted under the Option Plan

   Options granted under the Option Plan may be either incentive stock options that satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options that are not intended to meet such requirements. The Federal income tax treatment for the two types of options differs as follows:

   Incentive Stock Options. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. The excess of the fair market value of the purchased shares over the exercise price paid for the shares on the date of exercise will be includible in alternative minimum taxable income. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of disposition.

   For Federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. The optionee will make a qualifying disposition of the purchased shares if the sale or other disposition of such shares is made after the optionee has held the shares for more than two (2) years after the grant date of the option and more than one (1) year after the exercise date. If the optionee fails to satisfy either of these two holding periods prior to the sale or other disposition of the purchased shares, then a disqualifying disposition will result.

   Upon a qualifying disposition of the shares, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for such shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the date the option was exercised over (ii) the exercise price paid for the shares will be taxable as ordinary income. Any additional gain recognized upon the disposition will be a capital gain.

   If the optionee makes a disqualifying disposition of the purchased shares, then the Company will be entitled to an income tax deduction for the taxable year in which such disposition occurs equal to the excess of (i) the fair market value of such shares on the date the option was exercised over (ii) the exercise price paid for the shares. In no other instance will the Company be allowed a deduction with respect to the optionee's disposition of the purchased shares. The Company anticipates that any compensation deemed paid by the Company upon one or more disqualifying dispositions of incentive stock option shares by the Company's executive officers will remain deductible by the Company and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of the Company.

   Non-Statutory Options. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income in the year in which the option is exercised equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

   Special provisions of the Internal Revenue Code apply to the acquisition of Common Stock under a non-statutory option if the purchased shares are subject to repurchase by the Company. These special provisions may be summarized as follows:

      (i) If the shares acquired upon exercise of the non-statutory option are subject to repurchase by the Company at the original exercise price in the event of the optionee's termination of service prior to vesting in such shares, the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when the Company's repurchase right lapses, an amount equal to the excess of (a) the fair market value of the shares on the date such repurchase right lapses with respect to such shares over (b) the exercise price paid for the shares.

      (ii) The optionee may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise of the non-statutory option an amount equal to the excess of (a) the fair market value of the purchased shares on the exercise date (determined as if the shares were not subject to the Company's repurchase right) over (b) the exercise price paid for such shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses.

   The Company will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the taxable year of the Company in which such ordinary income is recognized by the optionee. The Company anticipates that the compensation deemed paid by the Company upon the exercise of non-statutory options with exercise prices equal to the fair market value of the option shares on the grant date will remain deductible by the Company and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of the Company.

   Stock Appreciation Rights. An individual who is granted a stock appreciation right will recognize ordinary income in the year of exercise equal to the amount of the appreciation distribution. The Company will be entitled to a business expense deduction equal to the appreciation distribution for the taxable year of the Company in which the ordinary income is recognized by the individual.

   Stock Issuances. The tax principles applicable to direct stock issuances under the Option Plan will be substantially the same as those summarized above for the exercise of non-statutory option grants.

   The foregoing is only a summary of the federal income taxation consequences to the participant and the Company with respect to the awards under the Option Plan. In addition, the summary does not discuss the tax consequences of a participant's death or the income tax laws of any city, state or foreign country in which the participant may reside.

Accounting Treatment

   Under present accounting principles, neither the grant nor the exercise of options issued with an exercise price equal to the fair market value of the option shares on the grant date will result in any charge to the Company's earnings. However, the number of outstanding options may be a factor in determining the Company's reported earnings per share.

   Should one or more optionees be granted stock appreciation rights or stock units that have no conditions upon exercisability other than a service or employment requirement, then such rights will result in a compensation expense to be charged periodically against the Company's earnings. Accordingly, at the end of each fiscal quarter, the amount (if any) by which the fair market value of the shares of Common Stock subject to such outstanding stock appreciation right or the number of shares underlying the stock units has increased from prior quarter-end will be accrued as compensation expense to the extent such fair market value is in excess of the aggregate exercise price in effect for such rights.

                                PROPOSAL NO. 3
                 AMENDMENT OF THE EMPLOYEE STOCK PURCHASE PLAN

   The stockholders are being asked to approve an amendment to the Netopia, Inc. Employee Stock Purchase Plan (the "Purchase Plan") to increase the number of shares of Common Stock available for issuance under the Purchase Plan by 650,000 shares to a total of 2,250,000. The Purchase Plan is an important part of our compensation program, and we believe it is essential to our ability to attract and retain highly qualified employees in an extremely competitive environment. The Company believes that it should reserve a sufficient number of shares under the Purchase Plan to last through the end of each twenty-four month offering period beginning after the 2002 Annual Stockholder Meeting. In accordance with applicable accounting guidance, an insufficient number of shares reserved at the beginning of an offering period may result in future compensation charges for financial reporting purposes. The Company estimates that without the proposed increase the remaining shares reserved for issuance under the Purchase Plan will be exhausted in 2002. Accordingly, the Board is recommending an increase to the number of shares available under the Purchase Plan.

Vote Required and Board of Directors' Recommendation

   The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Stockholder Meeting, at which a quorum is present either in person or by proxy, is required for approval of this proposal. The Company's executive officers have an interest in approval of this proposal because they, along with all other individuals eligible to participate in the Purchase Plan, will be eligible to purchase Common Stock under the Purchase Plan from the additional 650,000 shares. The proxy holders intend to vote all proxies received by them FOR the amendment of the Purchase Plan. Abstentions are not affirmative votes and, therefore, will have the same effect as a vote against the proposal. Broker non-votes will not be treated as entitled to vote on the matter, and thus will not affect the outcome of the voting on the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE AMENDMENT OF THE
                    COMPANY'S EMPLOYEE STOCK PURCHASE PLAN.

Summary of the Employee Stock Purchase Plan

   The principal terms and provisions of the Purchase Plan are summarized below. The summary, however, is not intended to be a complete description of all the terms of the Purchase Plan. A copy of the Purchase Plan will be furnished by the Company to any stockholder upon written request to the Company's Secretary at the executive offices in Alameda, California.

   Purchase Plan Background. The Purchase Plan was adopted by the Board on April 16, 1996 and approved by the stockholders on May 15, 1996. The Purchase Plan was amended on February 14, 1997, October 29, 1997, October 27, 1998, January 13, 2000, October 28, 2000 and December 13, 2001 to increase the number of shares issuable thereunder. The stockholders approved each of the foregoing amendments except the last one, which is the subject of this proposal.

   Purpose. The purpose of the Purchase Plan is to provide employees of the Company and designated parent or subsidiary corporations (collectively, "Participating Companies") an opportunity to participate in the ownership of the Company by purchasing Common Stock through payroll deductions. The Company is the only Participating Company in the Purchase Plan. The Purchase Plan and the right of participants to make purchases thereunder are intended to meet the requirements of an "employee stock purchase plan" as defined in Section 423 of the Code.

   The Purchase Plan is intended to benefit the Company as well as its stockholders and employees. The Purchase Plan gives employees an opportunity to purchase shares of Common Stock at a favorable price. The Company believes that the stockholders will correspondingly benefit from the increased interest on the part of participating employees in the appreciation of the Company's share price. Finally, the Company will benefit from the periodic investments of equity capital provided by participants in the Purchase Plan.

   Administration. The Purchase Plan is currently administered by the Compensation Committee of the Board (the "Committee"). All costs and expenses incurred in plan administration are paid by the Company without charge to participants. All cash proceeds received by the Company from payroll deductions under the Purchase Plan are credited to a non-interest bearing book account.

   Shares and Terms. The stock issuable under the Purchase Plan may be authorized but unissued shares or reacquired shares. The maximum number of shares of Common Stock that may be issued under the Purchase Plan is 2,250,000, assuming approval of this Proposal No. 3. Common Stock subject to a terminated purchase right is available for purchase pursuant to purchase rights subsequently granted.

   Adjustments. If any change in the Common Stock occurs (through recapitalization, stock dividend, stock split, combination of shares, exchange of shares, or other change affecting the outstanding Common Stock as a class without the Company's receipt of consideration), appropriate adjustments shall be made by the Company to the class and maximum number of shares subject to the Purchase Plan, to the class and maximum number of shares purchasable by each participant on any one purchase date, and the class and number of shares and purchase price per share subject to outstanding purchase rights in order to prevent the dilution or enlargement of benefits thereunder.

   Eligibility. Generally, any individual who is customarily employed by a Participating Company more than 20 hours per week and for more than five months per calendar year is eligible to participate in the Purchase Plan. Approximately 325 employees (including 7 officers) were eligible to participate in the Purchase Plan as of December 14, 2001.

   Offering Periods. The Purchase Plan is implemented by offering periods which generally have a duration of twenty-four months. Each offering period is comprised of a series of one or more successive purchase periods, each of which generally have a duration of six months. Offering periods are concurrent and successive and, accordingly, a new offering period commences every six months and runs concurrently with each prior offering period. Generally, purchase periods start on the first business day in each of February and August and end, respectively, on the last business day of July of the same year and January of the following year. A new offering period will begin on February 1, 2002 and will end on January 31, 2004. The Committee in its discretion may vary the beginning date and ending date of the offering periods prior to their commencement, provided no offering period (other than the initial offering period) shall exceed 24 months in length, and may terminate an offering period following any purchase period.

   The participant will have a separate purchase right for each offering period in which he or she participates. The purchase right will be granted on the first day of the offering period and will be automatically exercised in successive installments on the last day of each purchase period within the offering period.

   Purchase Price. The purchase price per share under the Purchase Plan will be 85% of the lower of (i) the fair market value of a share of Common Stock on the first day of the applicable offering period, or (ii) the fair market value of a share of Common Stock on the purchase date. Generally, the fair market value of the Common Stock on a given date is the closing sale price of the Common Stock, as reported on the Nasdaq National Market. The market value of the Common Stock as reported on the Nasdaq National Market as of December 14, 2001 was $6.20 per share.

   Limitations. The plan imposes certain limitations upon a participant's rights to acquire Common Stock, including the following:

      1. No purchase right shall be granted to any person who immediately thereafter would own, directly or indirectly, stock or hold outstanding options or rights to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its parent or subsidiary corporations.

      2. In no event shall a participant be permitted to purchase more than 2,000 shares on any one purchase date.

      3. The right to purchase Common Stock under the Purchase Plan (or any other employee stock purchase plan that the Company or any of its subsidiaries may establish) in an offering intended to qualify under Section 423 of the Code may not accrue at a rate that exceeds $25,000 in fair market value of such Common Stock (determined at the time such purchase right is granted) for any calendar year in which such purchase right is outstanding.

   The purchase right shall be exercisable only by the Participant during the Participant's lifetime and shall not be assignable or transferable by the Participant.

   Payment of Purchase Price; Payroll Deductions. Payment for shares by participants shall be by accumulation of after-tax payroll deductions during the purchase period. The deductions may not exceed 15% of a participant's cash compensation paid during a purchase period. Compensation for this purpose will include elective contributions that are not includable in income under Sections 125 or 401(k) of the Code, and all bonuses, overtime, commissions, and other amounts to the extent paid in cash.

   The participant will receive a purchase right for each offering period in which he or she participates to purchase up to the number of shares of Common Stock determined by dividing such participant's payroll deductions accumulated prior to the purchase date by the applicable purchase price (subject to the limitations described in the "Limitations" section). No fractional shares shall be purchased. Any payroll deductions accumulated in a participant's account that are not sufficient to purchase a full share will be retained in the participant's account for the subsequent purchase period. No interest shall accrue on the payroll deductions of a participant in the Purchase Plan.

   Termination and Change to Payroll Deductions. A purchase right shall terminate at the end of the offering period or earlier if (i) the participant terminates employment and then any payroll deductions which the participant may have made with respect to a terminated purchase right will be refunded or (ii) the participant elects to withdraw from the Purchase Plan. Any payroll deductions which the participant may have made with respect to a terminated purchase right under clause (ii) will be refunded unless the participant elects to have the funds applied to the purchase of shares on the next purchase date. Unless a participant has irrevocably elected otherwise, he or she may decrease his or her deductions once during a purchase period.

   Amendment and Termination. The Purchase Plan shall continue in effect until the earlier of (i) the last business day in July 2006, (ii) the date on which all shares available for issuance under the Purchase Plan shall have been issued or (iii) a Corporate Transaction, unless the Purchase Plan is earlier terminated by the Board in its discretion.

   The Board may at any time alter, amend, suspend or discontinue the Purchase Plan, provided that, without the approval of the stockholders, no such action may (i) alter the purchase price formula so as to reduce the purchase price payable for shares under the Purchase Plan, (ii) materially increase the number of shares issuable under the Purchase Plan or the maximum number of shares purchasable per participant, or (iii) materially increase the benefits accruing to participants under the Purchase Plan or materially modify the eligibility requirements.

   In addition, the Company has specifically reserved the right, exercisable in the sole discretion of the Board, to terminate the Purchase Plan immediately following any six-month purchase period. If such right is exercised by the Board, then the Purchase Plan will terminate in its entirety and no further purchase rights will be granted or exercised, and no further payroll deductions shall thereafter be collected under the Purchase Plan.

   Corporate Transaction. In the event of (i) a merger or consolidation in which securities possessing more than 50% of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction or (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company in complete liquidation or dissolution of the Company (a "Corporate Transaction"), each purchase right under the Purchase Plan will automatically be exercised immediately before consummation of the Corporate Transaction as if such date were the last purchase date of the offering period. The purchase price per share shall be equal to 85% of the lower of the fair market value per share of Common Stock on the start date of the offering period or the fair market value per share of Common Stock immediately prior to the effective date of such Corporate Transaction. Any payroll deductions not applied to such purchase shall be promptly refunded to the participant.

   The grant of purchase rights under the Purchase Plan will in no way affect the right of the Company to adjust, reclassify, reorganize, or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

   Pro Ration of Purchase Rights. If the total number of shares of Common Stock for which purchase rights are to be granted on any date exceeds the number of shares then remaining available under the Purchase Plan, the Committee shall make a pro rata allocation of the shares remaining.

   Federal Income Tax Consequences. The following is a general description of certain federal income tax consequences of the Purchase Plan. This description does not purport to be complete.

   The Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code. Under a plan which so qualifies, no taxable income will be reportable by a participant, and no deductions will be allowable to the Company, by reason of the grant or exercise of the purchase rights issued thereunder. A participant will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of disposition.

   A sale or other disposition of the purchased shares will be a disqualifying disposition if made before the later of two years after the start of the offering period in which such shares were acquired or one year after the shares are purchased. If the participant makes a disqualifying disposition of the purchased shares, then the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the amount by which the fair market value of such shares on the date of purchase exceeded the purchase price, and the participant will be required to satisfy the employment and income tax withholding requirements applicable to such income. In no other instance will the Company be allowed a deduction with respect to the participant's disposition of the purchased shares.

   Any additional gain or loss recognized upon the disposition of the shares will be a capital gain, which will be long-term if the shares have been held for more than one year following the date of purchase under the Purchase Plan.

   The foregoing is only a summary of the federal income taxation consequences to the participant and the Company with respect to the shares purchased under the Purchase Plan. In addition, the summary does not discuss the tax consequences of a participant's death or the income tax laws of any city, state or foreign country in which the participant may reside.

   New Purchase Plan Benefits. Since purchase rights are subject to discretion, including an employee's decision not to participate in the Purchase Plan, purchases of Common Stock under the Purchase Plan for the current fiscal year are not determinable. However, in the fiscal year ended September 30, 2001, each of the Named Officers purchased the following number of shares of Common
Stock: Ms. Hauch, 2,000 shares at a purchase price of $2.8135 per share; Mr. Kadish, 1,711 shares at a purchase price of $8.0219 per share;
Mr. Lefkof, 536 shares at a purchase price of $8.0219 per share and 2,000 shares at a purchase price of $2.8135 per share; Mr. Skoulis, 1,405 shares at a purchase price of $8.0219 per share; and Mr. Trupiano, 830 shares at a purchase price of $8.0219 per share and 324 shares at a purchase price of $2.8135 per share. All executive officers as a group (6 persons) purchased 12,142 shares during the fiscal year ended September 30, 2001.

                                PROPOSAL NO. 4
              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

   The Board has selected KPMG LLP as the independent auditors of the Company for the fiscal year ending September 30, 2002. KPMG LLP has acted in such capacity since its appointment for fiscal year 1987. A representative of KPMG LLP will be present at the Annual Stockholder Meeting, will be given the opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions.

   In the event ratification by the holders of the appointment of KPMG LLP as the Company's independent auditors is not obtained, the Board will reconsider such appointment.

Vote Required and Board of Directors' Recommendation

   The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Stockholder Meeting, at which a quorum is present either in person or by proxy, is required for approval of this proposal. The proxy holders intend to vote all proxies received by them FOR the ratification of the appointment of KPMG LLP as the Company's independent auditors for the fiscal year ending September 30, 2002. Abstentions are not affirmative votes and, therefore, will have the same effect as a vote against the proposal. Broker non-votes will not be treated as entitled to vote on the matter, and thus will not effective the outcome of the voting on the proposal.

 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL
                        YEAR ENDING SEPTEMBER 30, 2002.

                   EXECUTIVE COMPENSATION AND OTHER MATTERS

   The following Summary Compensation Table sets forth the compensation earned for fiscal years 1999, 2000 and 2001 by the Company's Chief Executive Officer and the four other most highly compensated officers who were serving as executive officers at the end of fiscal 2001 and whose total earned salary and bonus for fiscal 2001 exceeded $100,000 (collectively, the "Named Officers"), for services rendered in all capacities to the Company and its subsidiaries. Bonus payments shown with respect to services performed in each fiscal year were paid in the subsequent fiscal year.

                          Summary Compensation Table

                                                                 Long-Term
                                                 Annual         Compensation
                                            Compensation (1)       Awards
                                         -------------------    ------------
                                                                 Securities
                                                                 Underlying
Name and Principal Position               Salary      Bonus     Options (#)
---------------------------              --------    -------    ------------
Alan B. Lefkof..................... 2001 $296,043    $     0      150,000(2)
   President and Chief              2000  280,324          0       80,000
   Executive Officer                1999  267,500     65,000       60,000

Brooke A. Hauch.................... 2001  181,456     10,000       65,000(2)
   Senior Vice President and Chief  2000  148,109     30,000       25,000
   Information Officer              1999  140,250     20,000       25,000

David A. Kadish.................... 2001  188,100     18,000      250,000(2)
   Senior Vice President, General   2000  174,679     30,000       50,000
   Counsel and Secretary            1999  132,421(3)   5,000      116,500

Thomas A. Skoulis.................. 2001  159,789     63,143(4)   110,000(2)
   Senior Vice President and        2000  139,277     84,779(4)    40,000
   General Manager, Web             1999  130,000     75,469(4)    30,000
   Platforms

Michael P. Trupiano................ 2001  199,146     34,204(5)   232,000(2)
   Senior Vice President and        2000  187,763     54,154(5)   100,000
   General Manager, Internet        1999  177,083     60,906(5)   100,000
   Equipment

--------
(1) Includes amounts deferred under the Company's 401(k) Plan. Excludes car allowances and amounts paid for tax services, which in the aggregate for each Named Officer were less than 10% of salary plus bonus.
(2) Includes the following number of options for each Named Officer granted in January 2001 and which expired by their terms on June 30, 2001 after the Company terminated its merger agreement with Proxim, Inc.: Mr. Lefkof, 100,000 options; Ms. Hauch, 40,000 options; Mr. Kadish, 170,000 options; Mr. Skoulis, 60,000 options; and Mr. Trupiano, 170,000 options.
(3) The amount shown includes consulting fees and expenses of $78,253 paid during fiscal 1999 before Mr. Kadish became an employee of the Company.
(4) Bonus includes commissions earned of $50,469, $64,779 and $63,143 for fiscal 1999, 2000 and 2001, respectively.
(5) Bonus includes commissions earned of $25,906, $39,154 and $34,204 for fiscal 1999, 2000 and 2001, respectively.

                       Option Grants in Last Fiscal Year

   The following table contains information concerning the stock option grants made to each of the Named Officers in the fiscal year ended September 30, 2001. In accordance with the rules of the United States Securities and Exchange Commission, the table sets forth the hypothetical gains or "option spreads" that would exist for the options at the end of their respective ten-year terms. No stock appreciation rights were granted to these individuals during such year.

                                                                                     Potential Realizable
                                                                                       Value at Assumed
                                                                                    Annual Rates of Stock
                                                                                    Price Appreciation for
                                                           Individual Grants           Option Term (4)
                                                    ------------------------------- ----------------------
                                                    % of Total
                                        Number of    Options
                                        Securities  Granted to
                                        Underlying  Employees  Exercise
                                         Options    in Fiscal  Price per Expiration
Name                                     Granted     2001 (2)  Share (3)    Date        5%         10%
----                                    ----------  ---------- --------- ----------  --------    --------
Alan B. Lefkof.........................   50,000(1)    1.42%    $ 4.25    12/1/10   $133,640    $338,670
   President and Chief Executive         100,000(5)    2.83%     7.625    6/30/01          0           0
   Officer

Brooke A. Hauch........................   25,000(1)    0.71%      4.25    12/1/10    66,8200     169,335
   Senior Vice President and              40,000(5)    1.13%     7.625    6/30/01          0           0
   Chief Information Officer

David A. Kadish........................   80,000(1)    2.27%      4.25    12/1/10    213,824     541,872
   Senior Vice President, General        170,000(5)    4.82%     7.625    6/30/01          0           0
   Counsel and Secretary
Thomas A. Skoulis......................   50,000(1)    1.42%      4.25    12/1/10    133,640     338,670
   Senior Vice President and General      60,000(5)    1.70%     7.625    6/30/01          0           0
   Manager, Web Platforms
Michael P. Trupiano....................   62,000(1)    1.76%      4.25    12/1/10    165,714     419,951
   Senior Vice President and General     170,000(5)    4.82%     7.625    6/30/01          0           0
   Manager, Internet Equipment

--------
(1) Stock options are granted with an exercise price equal to the fair market value of the Common Stock on the date of grant. The options become exercisable over two years beginning from the grant date, with 12.5% exercisable three months after the grant date, and the balance becoming exercisable in successive equal monthly installments over the twenty-one months thereafter.
(2) Based on options to acquire an aggregate of 3,529,000 shares granted in the 2001 fiscal year. Includes 1,800,000 options granted in January 2001 and which expired by their terms on June 30, 2001 after the Company terminated its merger agreement with Proxim, Inc.
(3) The exercise price may be paid in cash or in shares of Common Stock valued at fair market value on the exercise date. The Company may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares, together with any federal and state income tax liability incurred by the optionee in connection with such exercise.
(4) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission. Actual gains, if any, on option exercises are dependent on the future performance of the Common Stock and overall market conditions. There can be no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.
(5) All options granted in January 2001 to the Named Officers expired by their terms on June 30, 2001 after the Company terminated its merger agreement with Proxim, Inc.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

   The following table sets forth information concerning the shares acquired and the value realized upon the exercise of stock options during the 2001 fiscal year and the year-end number and value of unexercised options with respect to each of the Named Officers. No stock appreciation rights were held by the Named Officers in fiscal 2001.

                                            Number of Securities
                                           Underlying Unexercised     Value of Unexercised
                     Shares                      Options at          in-the-Money Options at
                    Acquired                 September 30, 2001      September 30, 2001 (2)
                       on       Value     ------------------------- -------------------------
Name                Exercise Realized (1) Exercisable Unexercisable Exercisable Unexercisable
----                -------- ------------ ----------- ------------- ----------- -------------
Alan B. Lefkof.....  57,000    $162,475     256,750      76,250       $58,500      $    0
Brooke A. Hauch....       0           0      84,440      45,435             0           0
David A. Kadish....       0           0      39,500      50,000            24           0
Thomas A. Skoulis..  31,500      88,138     123,063      55,937             0           0
Michael P. Trupiano       0           0     172,640      75,500        56,838       5,850

--------
(1) "Value Realized" represents the fair market value of the shares underlying the option on the date of exercise less the aggregate exercise price.
(2) These values have not been and may never be realized. They are based on the fair market value of the Common Stock at September 30, 2001 ($3.94 per share), as determined by the closing price on the Nasdaq National Market, less the exercise price payable for such shares.

Employment and Change of Control Arrangements

   The Compensation Committee, as plan administrator of the Option Plans, has the authority to provide for accelerated vesting of the shares of Common Stock subject to outstanding options held by the Named Officers and any other executive officer in connection with certain changes in control of the Company or the subsequent termination of the officer's employment following the change in control event.

   None of the Named Officers have employment agreements with the Company, and their employment may be terminated at any time. However, the Company has entered into agreements with Messrs. Lefkof, Kadish, Skoulis and Trupiano and with Ms. Hauch which provide for acceleration of vesting of option shares as if the officer remained employed for twelve additional months in the event the officer's employment is involuntarily terminated during the 12 month period following certain acquisitions or changes in control of the Company. In addition, Mr. Kadish will receive severance pay equal to twelve (12) months salary and Messrs. Lefkof, Skoulis and Trupiano and Ms. Hauch will receive severance pay equal to six (6) months salary upon any such termination.

Compensation Committee Interlocks and Insider Participation

   The Compensation Committee of the Company's Board of Directors, as of September 30, 2001, consisted of Messrs. King and Marquardt. Neither Mr. King nor Mr. Marquardt was at any time during the fiscal year ended September 30, 2001, or at any other time, an officer or employee of the Company. No member of the Compensation Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who beneficially own more than 10% of the Common Stock to file initial reports of ownership and reports of changes in ownership with the United States Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such persons. Based solely on the Company's review of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that all filing requirements applicable to the Company's executive officers, directors and more than 10% stockholders were complied with during fiscal 2001.

        REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

   This Report of the Compensation Committee (the "Committee") shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed soliciting material or filed under such acts.

   The Committee has the authority to establish the level of base salary payable to the Chief Executive Officer ("CEO") and to administer the Company's various stock incentive plans. In addition, the Committee has the responsibility for approving the individual bonus program to be in effect for the CEO. The CEO has the authority to establish the level of base salary payable to all other employees of the Company, including all executive officers, subject to the approval of the Committee. In addition, the CEO has the responsibility for approving the bonus programs to be in effect for all other executive officers and other key employees each fiscal year, subject to the approval of the Committee.

   For fiscal 2001, the process utilized by the CEO in determining executive officer compensation levels took into account both qualitative and quantitative factors. Among the factors considered by the CEO were informal surveys conducted by Company personnel among local companies. The Committee reviewed but made no changes to the CEO's compensation proposals for the officers.

   General Compensation Policy. The CEO's fundamental policy is to offer the Company's executive officers competitive compensation opportunities based upon overall Company performance, their individual contribution to the financial success of the Company and their personal performance. It is the CEO's objective to have a substantial portion of each officer's compensation contingent upon the Company's performance, as well as upon his or her own level of performance. Accordingly, each executive officer's compensation package consists of (i) base salary, (ii) cash bonus awards and (iii) long-term stock-based incentive awards.

   In preparing the stock performance graph for this Proxy Statement, the Company has selected the Nasdaq Stock Market (U.S.) Index, the Nasdaq Telecommunications Index and the JP Morgan H&Q Technology Index. To the extent that the Company compares its compensation practices against other companies, through informal compensation surveys or otherwise, the constituent companies are not necessarily those included in the Indices, because the latter may not be competitive with the Company for executive talent or because compensation information is not available to the Company.

   Base Salary. The base salary for each executive officer is set at the time of hire based on individual negotiation, and any subsequent increases are awarded on the basis of personal performance.

   Annual Cash Bonuses. Each executive officer has an established bonus target each fiscal year. The annual pool of bonuses for executive officers is determined on the basis of the Company's achievement of financial performance targets established at the start of the fiscal year including operating results, gross margin performance and revenue, and then a range is established for each executive on the basis of his/her expected contribution to the Company's performance targets. Actual bonuses paid reflect both achievement of corporate objectives and an individual's accomplishment of functional objectives, with greater weight being given to achievement of corporate rather than functional objectives. For fiscal 2001, the Company failed to achieve its financial performance targets. As a result, the Company's CEO and the General Managers of the Company's operating groups did not receive any bonuses. Two other executive officers received cash bonuses that represented less than 40% of their bonus targets, based on those individuals' accomplishments.

   Long-term Incentive Compensation. Generally, a significant grant is made in the year that an officer commences employment and grants typically of lesser amounts are made periodically. Generally, the size of each grant is set at a level that the Committee deems appropriate, to create a meaningful opportunity for stock ownership based upon the individual's position with the Company, the individual's potential for future responsibility and promotion, the individual's performance in the recent period and the number of unvested options held by the individual at the time of the new grant. The relative weight given to each of these factors will vary from individual to individual at the Committee's discretion based on the recommendation made by the CEO to the Committee. In fiscal 2001, stock option grants were awarded to each of the executive officers to provide an incentive for the officers to improve the Company's performance. In addition to these grants, prior to the Company entering into the proposed financial performance targets. As a result, the Company's CEO and the General Managers of the Company's operating groups did not receive any bonuses. Two other executive officers received cash bonuses that represented less than 40% of their bonus targets, based on those individuals' accomplishments.

   Long-term Incentive Compensation. Generally, a significant grant is made in the year that an officer commences employment and grants typically of lesser amounts are made periodically. Generally, the size of each grant is set at a level that the Committee deems appropriate, to create a meaningful opportunity for stock ownership based upon the individual's position with the Company, the individual's potential for future responsibility and promotion, the individual's performance in the recent period and the number of unvested options held by the individual at the time of the new grant. The relative weight given to each of these factors will vary from individual to individual at the Committee's discretion based on the recommendation made by the CEO to the Committee. In fiscal 2001, stock option grants were awarded to each of the executive officers to provide an incentive for the officers to improve the Company's performance. In addition to these grants, prior to the Company entering into the proposed merger agreement with Proxim, Inc., the Committee approved the grant of stock options based in part on the number of significantly underwater options held by the CEO and other executive officers. These options expired by their terms on June 30, 2001 when the Company terminated its merger agreement with Proxim.

   Each grant allows the officer to acquire shares of Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time. The options granted in fiscal 2001 vest in periodic installments over a two-year period, contingent upon the executive officer's continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if he/she remains in the Company's employ, and then only if the market price of the Common Stock appreciates over the option term.

   CEO Compensation. Mr. Lefkof, the Company's President and CEO, received an increase in annual base salary on January 1, 2001. The remaining components of the CEO's fiscal 2001 incentive compensation were entirely dependent upon the Company's financial performance and provided no dollar guarantees. Mr. Lefkof did not receive a bonus during fiscal 2001 because the Company failed to meet its financial performance targets. Along with the other executive officers, in fiscal 2001 stock option grants were awarded to the CEO to provide an incentive for the CEO to improve the Company's performance. As described above, prior to the Company entering into the proposed merger agreement with Proxim, Inc., the Committee approved the grant of stock options to Mr. Lefkof based on the number of significantly underwater options held by him. These options expired by their terms on June 30, 2001 when the Company terminated its merger agreement with Proxim.

   Tax Limitation. A publicly held company such as the Company will not be allowed a Federal income tax deduction for compensation paid to certain executive officers to the extent that compensation exceeds $1 million per officer in any year. This limitation will be in effect for all fiscal years of the Company ending after the

Company's initial public offering. The stockholders approved the Company's 1996 Stock Option Plan, which includes a provision that limits the maximum number of shares of Common Stock for which any one participant may be granted stock options over a three-year period. Accordingly, any compensation deemed paid to an executive officer when he exercises an option under the 1996 Stock Option Plan with an exercise price equal to the fair market value of the option shares on the grant date will generally qualify as performance-based compensation that will not be subject to the $1 million limitation. Since it is not expected that the cash compensation to be paid to the Company's executive officers for the 2001 fiscal year will exceed the $1 million limit per officer, the Committee will defer any decision on whether to limit the dollar amount of the cash compensation payable to the Company's executive officers to the $1 million cap.

                                          Compensation Committee

                                          David C. King (through November 1,
                                            2001)
                                          David F. Marquardt
                                          Harold S. Wills (effective November
                                            1, 2001)

                            STOCK PERFORMANCE GRAPH

   Set forth below is a line graph comparing the annual percentage change in the cumulative total return on a hypothetical $100.00 investment in the Company's Common Stock with the cumulative total return of the Nasdaq Stock Market (U.S.) Index, the Nasdaq Telecommunications Index and the JP Morgan H&Q Technology Index for the period commencing on September 30, 1996 and ending on September 30, 2001. The Company's fiscal year ended September 30, 2001. This stock performance graph includes data as of the latest practicable date.

   The comparisons shown in the graph below are based upon historical data. The stock price performance shown in the graph is not indicative of, nor intended to forecast, the potential future performance of the Company's Common Stock. Information used in the graph was obtained from Research Data Group, a source believed to be reliable, but the Company is not responsible for any errors or omissions in such information.

   Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings made by the Company under those statutes, the Compensation Committee Report and Stock Performance Graph shall not be deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
     AMONG NETOPIA, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX, THE NASDAQ
       TELECOMMUNICATIONS INDEX AND THE JP MORGAN H & Q TECHNOLOGY INDEX
                                    [CHART]

        NETOPIA, INC.    NASDAQ STOCK MARKET (U.S.)     JP MORGAN H & Q TECHNOLOGY      NASDAQ TELECOMMUNICATIONS
9/96    100.00           100.00                         100.00                          100.00
12/96   60.71            104.93                         107.23                          100.13
3/97    40.48            99.23                          102.21                          92.84
6/97    47.62            117.42                         123.02                          116.35
9/97    65.48            137.27                         149.10                          134.75
12/97   54.76            128.51                         125.72                          146.16
3/98    57.74            150.41                         152.22                          186.04
6/98    75.00            154.55                         155.84                          196.78
9/98    53.57            139.44                         138.53                          173.73
12/98   64.88            181.20                         195.55                          241.90
3/99    77.38            203.21                         212.97                          304.25
6/99    227.38           222.29                         252.23                          322.72
9/99    379.76           227.82                         266.83                          294.56
12/99   517.27           336.73                         436.72                          431.58
3/00    658.12           378.03                         492.64                          458.15
6/00    383.33           328.70                         442.50                          361.64
9/00    104.76           302.47                         434.45                          288.71
12/00   41.08            202.54                         282.32                          183.84
3/01    27.38            151.18                         197.43                          161.96
6/01    58.48            178.18                         220.08                          153.36
9/01    37.52            123.64                         144.15                          111.70

o $100 INVESTED ON 9/30/1998 IN STOCK OR INDEX- INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING SEPTEMBER 30.

                         REPORT OF THE AUDIT COMMITTEE

   The Audit Committee consists of three independent directors. The Audit Committee presently consists of Messrs. Robert Lee, David F. Marquardt and Harold S. Wills. During fiscal 2001, the Audit Committee consisted of Messrs. Marquardt and Wills, and David C. King. Mr. King resigned as a member of the Audit Committee on November 1, 2001 and Mr. Lee was appointed as a member of the Audit Committee on that date. All members of the Audit Committee are independent directors of the Company as defined under the listing standards of the Nasdaq National Market. The Audit Committee operates under a written charter adopted by the Board of Directors (the "Charter"). Under the Charter, the Audit Committee is required to make regular reports to the Board.

   Management is responsible for the Company's internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes. In that context, the Audit Committee met and held discussions with management and the Company's independent auditors, KPMG LLP ("KPMG"). Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and KPMG.

   The Audit Committee discussed with KPMG those matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standard, AU 380) as currently in effect. The Audit Committee also discussed with KPMG its independence from the Company and the Company's management. Additionally, KPMG provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No.1 (Independence Discussions with Audit Committees), as currently in effect.

Audit Fees

   Fees for the fiscal year 2001 audit and the review of Forms 10-Q are $181,550.

Financial Information Systems Design and Implementation Fees

   KPMG did not perform any services or bill any fees for financial information systems and design implementation for the fiscal year ended September 30, 2001.

All Other Fees

   Aggregate fees billed for all other services rendered by KPMG for the fiscal year ended September 30, 2001 are $207,316. These services included tax consultation and due diligence assistance.

   Based upon the discussions and representations referenced above, the Audit Committee recommended to the Board of Directors that the audited financials statements be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2001 for filing with the Securities and Exchange Commission. The Audit Committee and the Board also have recommended, subject to stockholder approval, the selection of KPMG LLP as the Company's independent auditors.

                                          Audit Committee

                                          David C. King (through November 1,
                                            2001)
                                          Robert Lee (effective November 1,
                                            2001)
                                          David F. Marquardt
                                          Harold S. Wills

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   On October 11, 2001, the Company acquired Cayman Systems, Inc. ("Cayman"). Pursuant to the terms of the acquisition, the Company paid Proxim, Inc. ("Proxim"), an investor in Cayman, $1,861,611, of which $337,734 was placed into escrow to secure certain indemnification and payment obligations made in connection with the acquisition. The consideration paid to Proxim was calculated in the same manner as the consideration paid to all other holders of similar securities of Cayman. David C. King, one of the Company's directors, is the Chairman, President, Chief Executive Officer and a stockholder of Proxim. Mr. King did not participate in any meetings of the Board of Directors regarding the Cayman acquisition.

                     STOCKHOLDER PROPOSALS TO BE PRESENTED
                      AT NEXT ANNUAL STOCKHOLDER MEETING

   Proposals of stockholders intended to be presented at the 2003 Annual Stockholder Meeting of the Company must be received by the Company at its offices at 2470 Mariner Square Loop, Alameda, California 94501, Attention:
General Counsel, not later than August 30, 2002 and satisfy the conditions established by the Securities and Exchange Commission for holder proposals to be included in the Company's proxy statement for that meeting. Pursuant to Rule 14a-4(c)(1) of the Securities Exchange Act of 1934, as amended, stockholders wishing to bring a proposal before the 2003 Annual Stockholder Meeting of the Company (but not to include it in the Company's proxy statement for that meeting) should provide written notice of the proposal to the Company no later than November 13, 2002, as proxies solicited for that meeting will confer discretionary authority to vote on any such matter of which the Company did not have notice as of such date.

                                   FORM 10-K

   THE COMPANY WILL MAIL WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF THE COMPANY'S REPORT ON FORM 10-K FOR FISCAL 2001, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS, SCHEDULES AND LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO NETOPIA, INC., 2470 MARINER SQUARE LOOP, ALAMEDA, CALIFORNIA 94501,
ATTENTION: INVESTOR RELATIONS.

                                 OTHER MATTERS

   As of the date of this Proxy Statement, the Board of Directors is not informed of any other matter, other than those stated above, that may be brought before the meeting. The persons named in the enclosed form of proxy or their substitutes will vote with respect to any such matters in accordance with their best judgment.

                                          By Order of the Board of Directors,
                                          /s/ DAVID A. KADISH
                                          David A. Kadish
                                          Senior Vice President, General
                                            Counsel and Secretary

Dated: December 28, 2001

     WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY IN THE POSTAGE-PAID ENVELOPE PROVIDED FOR YOUR CONVENIENCE; OR YOU MAY VOTE TELEPHONICALLY OR VIA THE INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS ON YOUR PROXY CARD. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

     THANK YOU FOR YOUR ATTENTION TO THIS MATTER. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL STOCKHOLDER MEETING.

                                     [LOGO]
                                 NETOPIA, INC.
                      THIS PROXY IS SOLICITED ON BEHALF OF

                             THE BOARD OF DIRECTORS

         The undersigned hereby appoints Alan B. Lefkof and David A. Kadish, and either of them, to vote all shares of stock which the undersigned is entitled to vote at the Annual Stockholder Meeting, to be held at 2470 Mariner Square Loop, Alameda, California 94501 on Wednesday, January 30, 2002 at 10:00 a.m., local time, and at any continuation or adjournment thereof, with all the powers which the undersigned might have if personally present at the meeting.

         The undersigned hereby acknowledges receipt of the Notice of Annual Stockholder Meeting and Proxy Statement, dated December 28, 2001, and a copy of the Company's 2001 Annual Report to Stockholders. The undersigned hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this Proxy and, by filing this Proxy with the Secretary of the Company, gives notice of such revocation.

         The Board of Directors of the Company recommends votes "FOR" each of the following proposals.

"WHERE NO CONTRARY CHOICE IS INDICATED BY THE STOCKHOLDER, THIS PROXY, WHEN RETURNED, WILL BE VOTED FOR SUCH PROPOSALS, FOR SUCH NOMINEES AND WITH DISCRETIONARY AUTHORITY UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED."

1.       ELECTION OF DIRECTORS

         To elect the following directors to serve for a term ending upon the 2003 Annual Stockholder Meeting or until their successors are elected and qualified:

         Reese M. Jones, Alan B. Lefkof, Robert Lee, David F. Marquardt and Harold S. Wills

         For [ ]    Withheld [ ]        For all nominees, except for nominees
                                        written below.  [ ]

                                        Nominee exception(s):
                                                            -------------------

2. PROPOSAL TO APPROVE THE 2002 EQUITY INCENTIVE PLAN, AS SET FORTH IN THE ACCOMPANYING PROXY STATEMENT.

         For  [ ]              Against  [ ]                  Abstain [ ]

3. PROPOSAL To approve an amendment to the Company's Employee Stock Purchase Plan to increase the number of shares of the Company's Common Stock available for issuance by 650,000 shares, AS SET FORTH IN THE ACCOMPANYING PROXY STATEMENT.

          For  [ ]              Against  [ ]                  Abstain [ ]

4. PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS OF THE COMPANY.

          For  [ ]              Against  [ ]                  Abstain [ ]


This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.

DATED:  ___________________, 2002           --------------------------------
PLEASE VOTE, SIGN, DATE AND                 Signature

RETURN THE PROXY CARD USING
THE ENCLOSED ENVELOPE                       -------------------------------
                                            Signature (if held jointly)